Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

HYTHIAM, INC.

FIRST:                    The name of the Corporation is: HYTHIAM, INC. (hereinafter referred to as the “Corporation”).

SECOND:               The address of the registered office of the Corporation in the State of Delaware is 615 South DuPont Highway, City of Dover, County of Kent, Delaware 19901.  The name of its registered agent at such address is National Corporate Research, Ltd.

THIRD:                  The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

FOURTH:              1.             The authorized capital stock of the Corporation shall consist of two hundred fifty million (250,000,000) shares, of which two hundred million (200,000,000) shares shall be designated as Common Stock, each with a par value of $0.0001 per share (the “Common Stock”), and fifty million (50,000,000) shares shall be designated as Preferred Stock, each with a par value $0.0001 per share (the “Preferred Stock”).

2.             Shares of Preferred Stock may be issued from time to time in one or more classes or series, each of which class of series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation (the “Board”) prior to the issuance of any shares thereof.  Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the GCL.

FIFTH:                   Elections of directors need not be by written ballot unless a duly adopted bylaw of the Corporation shall so provide.

SIXTH:                  1.             To the fullest extent permitted by the GCL as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damage for breach of fiduciary duty as a director.  If the GCL is amended after the date of the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended from time to time.  No amendment or repeal of this Article Sixth shall adversely affect any right or protection of a director of the Corporation provided hereunder with respect to any act or omission occurring prior to such amendment or repeal.

2.             The Corporation shall indemnify to the fullest extent permitted by the GCL as the same exists or may hereafter be amended, any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that such person, or his or her testator or intestate, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or enterprise.  Nothing contained herein shall affect any rights to indemnification to which any person may be entitled by law.  No amendment or repeal of this Article Sixth shall adversely affect any right to indemnification provided hereunder with respect to any act or omission occurring prior to such amendment or repeal.

3.             In furtherance and not in limitation of the powers conferred by statute:

(a)           the Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify against such liability under the provisions of law; and

(b)           the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

SEVENTH:             In furtherance and not in limitation of the powers conferred by the GCL, the Board is expressly authorized to make, alter and repeal the bylaws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any bylaw whether adopted by them or otherwise.

EIGHTH:                The name and mailing address of the incorporator of the Corporation is as follows:

Name	Address

Terren S. Peizer	11111 Santa Monica Blvd., Suite 550 Los Angeles, CA 90025

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation this 29th day of September, 2003.

Terren S. Peizer, Incorporator